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                                                                    EXHIBIT 12.1

                            MERISANT WORLDWIDE, INC.
                                 COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)


                                              PERIOD FROM                  YEAR ENDED                  SIX MONTHS ENDED
                                              MARCH 17 TO                 DECEMBER 31,                     JUNE 30
                                              DECEMBER 31,  ----------------------------------------  ------------------
                                                  2000        2001       2002       2003      2004      2004      2005
                                              ------------  --------   --------   --------  --------  --------  --------
     Fixed charges:
         Interest expense .................   $     38,034  $ 43,694   $ 34,767   $ 38,540  $ 54,635  $ 26,989  $ 28,827
         Estimated of interest within
           rental expense .................            255       300        300        300       300       150       150
                                              ------------  --------   --------   --------  --------  --------  --------
     Total fixed charges ..................   $     38,259  $ 43,994   $ 35,067   $ 38,840  $ 54,935  $ 27,139  $ 28,977
                                              ------------  --------   --------   --------  --------  --------  --------

     Earnings:
         Income (loss) before taxes .......   $      2,912  $ 13,660   $ 32,797   $  2,058  $(11,305)  $(5,214) $ (8,487)
         Fixed charges ....................         38,259    43,994     35,067     38,840    54,935    27,139    28,977
         Equity in income of affiliate ....             --       399        141       (105)       59       129     (867)
                                              ------------  --------   --------   --------  --------  --------  --------
     Total earnings .......................   $     41,171  $ 58,053   $ 68,005   $ 40,793  $ 43,689  $ 22,054  $ 19,623
                                              ------------  --------   --------   --------  --------  --------  --------

     Ratio of earnings to fixed charges ...           1.1x      1.3x       1.9x       1.1x      0.8x      0.8x      0.7x
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